NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 30, 2006, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(2) That the entire class of this security was redeemed or paid at maturity or retirement on November 16, 2006. Each Corporate Unit consists of a purchase contract and, initially, a $50 principal amount of The Hartford Financial Services Group, Inc. senior notes due November 16, 2008. The senior notes that were a component of each Corporate Unit were successfully remarketed on behalf of the holders of the Corporate Units on August 16, 2006. The proceeds from the remarketing were used to purchase a portfolio of U.S. Treasury securities that was pledged to The Hartford Financial Services Group, Inc. to secure the holder's obligation under the related purchase contract. Each purchase contract underlying a Corporate Unit obligates the holder of the purchase contract to purchase, and obligates The Hartford Financial Services Group, Inc. to sell, on November 16, 2006, which is referred to as the purchase contract settlement date, for $50 in cash, a number of newly issued shares of The Hartford Financial Services Group, Inc. common stock equal to the settlement rate. The settlement rate will be calculated, subject to adjustments for certain dilutive events set forth in Section 5.04 of the Purchase Contract Agreement dated as of September 10, 2002 by and between The Hartford Financial Services Group, Inc. and JPMorgan Chase Bank (the Purchase Contract Agreement) as follows: if the applicable market value (as defined below) of The Hartford Financial Services Group, Inc. common stock is equal to or greater than $57.6450, the settlement rate will be 0.8674 shares of The Hartford Financial Services Group, Inc. common stock per purchase contract; if the applicable market value of The Hartford Financial Services Group, Inc. common stock is less than $57.6450, but greater than $47.25, the settlement rate will be the number of shares of The Hartford Financial Services Group, Inc. common stock per purchase contract equal to $50 divided by the applicable market value; and if the applicable market value of The Hartford Financial Services Group, Inc. common stock is less than or equal to $47.25, the settlement rate will be 1.0582 shares of The Hartford Financial Services Group, Inc. common stock per purchase contract. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 16, 2006.